Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-192024 and 333-197373) of Criteo S.A. and subsidiaries of our reports dated March 27, 2015, relating to the consolidated financial statements of Criteo S.A. and subsidiaries (the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Criteo S.A. for the year ended December 31, 2014.

/s/ Deloitte & Associés

Represented by Fabien Brovedani
Neuilly-sur-Seine, France
March 27, 2015